Exhibit 99
Wendy’s International, Inc. announces 2005 Third Quarter results
•	Revenue increased 5.1% to $960.6 million

•	Net income increased 4.3% to $72.1 million; earnings per share were $0.61

•	Company issues updated EPS goal for 2005
     DUBLIN, Ohio (Oct. 27, 2005) — Wendy’s International, Inc. (NYSE: WEN) today announced results for the third quarter, which ended on Sunday, Oct. 2. The Company reported diluted earnings per share (EPS) of $0.61 for the quarter.
2005 third quarter highlights
•	Total revenue was $961 million, compared to $914 million in the third quarter of 2004.

•	Wendy’s® same-store sales decreased 5.0% at U.S. company stores and 5.5% at U.S. franchised restaurants, compared to positive sales in the third quarter a year ago. Same-store sales were strong at Tim Hortons®, with a 3.6% increase in Canada and a 4.7% increase in the United States. Baja Fresh® Mexican Grill’s system same-store sales declined 4.1%. (See “Third Quarter Same-Store Sales Summary” below.)

•	Pretax income was $106.9 million, compared to $108.8 million in the third quarter of 2004.

•	The Company’s effective tax rate was 32.6% in the third quarter of 2005, compared to 36.5% in the third quarter of 2004, which had a positive effect on reported results. The lower tax rate reflects differences in treatment of certain items for tax, versus accounting purposes, primarily influenced by changes in Canadian currency.

•	Net income was $72.1 million, a 4.3% increase compared to $69.1 million a year ago.

•	Diluted EPS were $0.61, compared to $0.60 a year ago.

•	Several factors affected the year-over-year comparability of the 2005 and 2004 third quarters, resulting in a positive net impact on reported income and EPS. The following are the most significant items having a positive impact on the third quarter (items are presented without the favorable tax rate effects noted above).
•	The stronger Canadian dollar ($1.20 in 3Q 2005 vs. $1.31 in 3Q 2004) had a favorable impact on Canadian operations. The stronger Canadian dollar also resulted in a one-time, nontaxable mark-to-market gain on intercompany cross border notes (in Other Income). The Company has now hedged these notes. The EPS impact of these two items was about $0.07.

•	The Company recorded a $0.01 per share gain from facilities actions after completing certain real estate sales as part of its strategic initiatives announced on July 29.

•	The following are the most significant items having a negative impact on the third quarter:
•	Increased beef costs ($1.55 per pound in 3Q 2005, up 18.4% vs. $1.31 in 3Q 2004), which had a negative impact on EPS of about $0.025.

•	Increased restricted stock expense ($0.025 in 3Q 2005 vs. $0.01 in 3Q 2004), which had a negative impact on EPS of about $0.015.

•	An increase in the average number of diluted shares outstanding (117.7 million in the third quarter of 2005 versus 115.2 million in the third quarter of 2004) related to increased stock option exercises by employees throughout the year. This was partially offset by the Company’s two million-share accelerated repurchase transaction that was completed in September. These items had a net negative impact on EPS of about $0.01.

•	Expenses related to the initial public offering (IPO) of 15% to 18% of Tim Hortons (also announced on July 29), which had a negative impact on EPS of about $0.01.
Other elements of the Company’s financial performance included:
•	General and administrative expenses were $73.7 million, or 7.7% of revenue, compared to $70.4 million, or 7.7% of revenue, in the prior year. G&A included the negative impact of costs for restricted stock and the Tim Hortons IPO, which was offset by lower performance-based compensation accruals.

•	The Company and its franchisees opened 96 new restaurants during the quarter. The openings consisted of 46 Wendy’s, 48 Tim Hortons and 2 Baja Fresh restaurants.

•	The Company completed its previously announced accelerated repurchase of two million shares on Sept. 21 at an average price of $48.85 (excluding fees) and has about $1.1 billion remaining under its authorization from the Board of Directors. Since 1998, the Company has repurchased more than 42.4 million shares for approximately $1.1 billion, at an average price of $26.43 per share.
     “We are disappointed with our overall results, and we are focused on improving top-line growth, particularly at our Wendy’s and Baja Fresh brands,” Chairman and Chief Executive Officer Jack Schuessler said. “We are encouraged by the progress of our strategic initiatives at Wendy’s, as we move forward with our plans to sell certain real estate assets, close underperforming stores and sell selected company-owned stores to franchisees.
     “We intend to pay off $100 million in debt due in December, and we will consider additional share repurchase opportunities as appropriate in the future,” Schuessler added.
     Due to its previously announced strategic initiatives and the anticipated S-1 filing for the Tim Hortons IPO, the Company expects to be precluded from repurchasing shares at certain times.
New products drive sales growth at Tim Hortons; Company reiterates IPO plan
     The strong third quarter sales at Tim Hortons resulted in part from its seasonal promotions, which included fresh-baked cookies in July, cinnamon rolls in August and steeped tea (in Canada) and chocolate-themed desserts (in the U.S.) in September. Tim Hortons is currently promoting its hearty vegetable soup and turkey sandwich combo, while its October donut of the month is pumpkin spice. The Company also recently introduced its new Hot Smoothee, a smooth and frothy hot beverage available in five flavors: Butter Caramel, French Vanilla, Hazelnut, Orange and Raspberry.
     A recent study by Waterstone Human Capital Ltd. ranked Tim Hortons second on the list of Canada’s 10 Most Admired Corporate Cultures of 2005, along with companies such as WestJet Airlines, RBC Financial Group and Four Seasons Hotels and Resorts.
     Management continues to move forward with its plan to sell 15% to 18% of Tim Hortons in an IPO. As previously announced, the Company plans to file its Form S-1 registration statement in early December and is targeting March 2006 for the initial public offering of shares.

Schuessler to continue leading Wendy’s brand
     The Company announced that Schuessler will continue to lead the Wendy’s brand, in addition to his current role as Chairman and Chief Executive Officer of the Company.
     “We are committed to growing the Wendy’s brand through continuous improvement in operations and evolution of the marketing program,” Schuessler said. “Our goal is to build upon our foundation of superior operations to exceed customer expectations.”
     For the seventh consecutive year, QSR Magazine’s annual drive-through time study rated Wendy’s as the No. 1 quick-service chain in drive-through speed, with an average service time of 135.7 seconds.
     “Although we were ranked No. 1 in drive-through speed, our overall services times slowed. We are focused on improving speed, accuracy, quality and caring service,” said Schuessler.
     In the fourth quarter, Wendy’s is promoting its Bacon Mushroom Melt Cheeseburger as part of its platform marketing strategy, which includes Internet advertising along with traditional television, radio, print and in-store marketing. Wendy’s is also advertising one of its competitive advantages, hamburger personalization, which enables consumers to customize hamburgers with toppings of their choice.
Company to accelerate vesting of stock options
     The Company announced today that the Compensation Committee, after discussion with the Board of Directors, approved accelerated vesting of all outstanding stock options. The decision to accelerate vesting of stock options was made primarily to reduce non-cash compensation expense that would have been recorded in future periods following the Company’s adoption of FAS No. 123 in January 2006.
     Chief Financial Officer Kerrii Anderson said: “This action will enable the Company to eliminate expense in 2006 and 2007 estimated to total approximately $13 million to $15 million pretax. This should also have a positive effect on employee morale and retention, as well as perception of value at various levels of the Company.”
     The Compensation Committee imposed a holding period that will require all executive officers to refrain from selling net shares acquired upon any exercise of these accelerated options, until the date on which the exercise would have been permitted under the option’s original vesting terms.
     The vesting of stock options held by the independent Directors of the Company is not changed by this action.
2005 full year and fourth quarter outlook
     The Company updated its full-year 2005 EPS guidance. The previous guidance was a range of $2.20 to $2.26, a 7% to 10% increase compared to 2004 pro forma EPS of $2.06 (see Table 1 under “Pro forma financial results for 2004” for reconciliation).
     The new 2005 EPS guidance is a range of $2.12 to $2.15, which is a 3% to 4% increase compared to 2004.
     The revised EPS guidance includes:
•	Lower-than-expected sales at Wendy’s, including the previously announced impact of lost sales and increased expenses related to hurricanes that have negatively impacted year-to-date earnings by approximately $0.02 per share.
•	An estimated $5 million pretax expense in the fourth quarter for the accelerated stock option vesting.
•	Anticipated IPO costs in the fourth quarter.
•	Lower store development goals. The Company now expects to open 425-450 new restaurants systemwide in 2005 compared to its original goal of 510-560.
     The guidance does not include the anticipated impact of gains and losses related to strategic initiatives announced on July 29, as well as other non-recurring items that may occur in the fourth quarter.
     During the fourth quarter, the Company will conduct a review for goodwill impairment. The Company will also continue to evaluate individual restaurants for possible closure and markets for possible impairment.
     The Company’s beef price will be $1.39 per pound in the fourth quarter, down 10.3% from the 2005 third quarter price. This compares to $1.40 per pound in the fourth quarter of 2004.
Pro forma financial results for 2004
     The Company reported diluted EPS of $0.45 for the full year 2004. The 2004 reported EPS results include the impact of a goodwill impairment charge related to Baja Fresh. Excluding this item, the Company realized Pro Forma EPS of $2.06 (see Table 1 below).
Table 1: Reconciliation of 2004 EPS

2004 reported diluted EPS:	$0.45
Goodwill charge:	$(1.61)
2004 Pro Forma EPS:	$2.06
     The Company believes that presenting its 2004 financial results excluding the non-cash write-down for the reduction in the goodwill of Baja Fresh provides investors with a meaningful perspective of the current underlying operating performance of the Enterprise. Management uses EPS excluding the goodwill write-down as an internal measure of business operating performance and as the baseline for improved performance in 2005.

Board approves 111th consecutive dividend
     The Board of Directors approved a quarterly dividend of $0.17, payable on Nov. 21 to shareholders of record as of Nov. 7. The dividend will be the Company’s 111th consecutive dividend. The Company announced on July 29 that its Board of Directors authorized a 25% increase in the Company’s annual dividend rate per share from $0.54 to $0.68.
Third Quarter conference call and webcast scheduled for Oct. 27
     The Company will host a conference call at 4:00 p.m. ET on Thursday, Oct. 27 to discuss third quarter results. Investors may participate either via conference call at (877) 572-6014 (domestic) or (706) 679-4852 (international), or by live webcast at www.wendys-invest.com. A replay will also be available for 90 days on the site and for 10 days by telephone at (800) 642-1687 (conference ID No. 9867893).
Third Quarter Same-Store Sales Summary

	3Q 2005	3Q 2004	2005 YTD
Wendy’s U.S. Company	(5.0%)	2.0%	(3.9%)
Wendy’s U.S. Franchise	(5.5%)	0.9%	(3.5%)
Tim Hortons Canada	3.6%	8.4%	5.0%
Tim Hortons U.S.	4.7%	9.8%	7.0%
Baja Fresh System	(4.1%)	(7.5%)	(3.9%)
Company launches online Corporate Responsibility Report
     During the third quarter, the Company published its inaugural Corporate Responsibility Report. The online report is accessible from the Company’s Investor Relations home page at www.wendys-invest.com.
     The report contains information about corporate ethics, corporate governance, community relations, nutrition and animal welfare. It also provides detailed information regarding the Company’s value-enhancing initiatives for the customers, employees, franchisees, shareholders and suppliers who support Wendy’s International, Inc. and each of its brands.
     The Company expects that its corporate responsibility efforts will be ongoing and plans to update the individual sections of the report as appropriate in the future.
Tim Hortons IPO
     A registration statement relating to the common shares to be sold in the Tim Hortons IPO is expected to be filed with the Securities and Exchange Commission, but has not been filed or become effective. The common shares may not be sold and offers may not be accepted prior to the time the registration statement becomes effective.
     This release does not constitute an offer to sell or the solicitation of any offer to buy, and there shall not be any sale of the common shares in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state.

Wendy’s International, Inc. overview
     Wendy’s International, Inc. is one of the world’s largest restaurant operating and franchising companies with more than 9,800 total restaurants and quality brands — Wendy’s Old Fashioned Hamburgers®, Tim Hortons and Baja Fresh Mexican Grill. The Company also has investments in two additional quality brands — Cafe Express™ and Pasta Pomodoro®. More information about the Company is available at www.wendys-invest.com.
Cafe Express is a trademark of Cafe Express, LLC
Pasta Pomodoro is a registered trademark of Pasta Pomodoro, Inc.
CONTACTS:
John Barker: (614) 764-3044 or john_barker@wendys.com
David Poplar (614) 764-3547 or david_poplar@wendys.com

WENDY’S INTERNATIONAL, INC.
Safe Harbor Under the Private Securities Litigation Reform Act of 1995
The Private Securities Litigation Reform Act of 1995 (the “Act”) provides a “safe harbor” for forward-looking statements to encourage companies to provide prospective information, so long as those statements are identified as forward-looking and are accompanied by meaningful cautionary statements identifying important factors that could cause actual results to differ materially from those discussed in the statement. Wendy’s International, Inc. (the “Company”) desires to take advantage of the “safe harbor” provisions of the Act.
Certain information in this news release, particularly information regarding future economic performance and finances, and plans, expectations and objectives of management, is forward looking. The following factors, in addition to other possible factors not listed, could affect the Company’s actual results and cause such results to differ materially from those expressed in forward-looking statements:
Tim Hortons IPO. The Company recently announced its plan to sell 15-18% of Tim Hortons in an initial public offering (“IPO”). A registration statement relating to the common shares to be sold in the IPO is expected to be filed with the Securities and Exchange Commission but has not been filed or become effective. Changes in Tim Hortons’ business results or market conditions, as well as other factors, could affect the decision to proceed with the IPO. In addition, numerous risks to the Company are inherent in the contemplated IPO. For example, the Company cannot predict the price or demand for the common shares to be sold, and the Company cannot make any assurance of the successful completion of the IPO. Among other things, these factors may affect the aggregate proceeds that the Company may receive in the IPO. During the registration process, the Company will devote resources to completing the IPO, which may divert the attention of the Company and its management team from the operation of its business. Similarly, the Company expects to incur costs of counsel, accountants, underwriters and other advisors during the IPO. The Company may not achieve the operational and financial efficiencies anticipated as part of the IPO.
Competition. The quick-service restaurant industry is intensely competitive with respect to price, service, location, personnel and type and quality of food. The Company and its franchisees compete with international, regional and local organizations primarily through the quality, variety and value perception of food products offered. The number and location of units, quality and speed of service, attractiveness of facilities, effectiveness of advertising and marketing programs, and new product development by the Company and its competitors are also important factors. The Company anticipates that intense competition will continue to focus on pricing. Certain of the Company’s competitors have substantially larger marketing budgets.
Economic, Market and Other Conditions. The quick-service restaurant industry is affected by changes in international, national, regional, and local economic conditions, consumer preferences and spending patterns, demographic trends, consumer perceptions of food safety, weather, traffic patterns, the type, number and location of competing restaurants, and the effects of war or terrorist activities and any governmental responses thereto. Factors such as inflation, food costs, labor and benefit costs, legal claims, and the availability of management and hourly employees also affect restaurant operations and administrative expenses. The ability of the Company and its franchisees to finance new restaurant development, improvements and additions to existing restaurants, and the acquisition of restaurants from, and sale of restaurants to franchisees is affected by economic conditions, including interest rates and other government policies impacting land and construction costs and the cost and availability of borrowed funds.
Importance of Locations. The success of Company and franchised restaurants is dependent in substantial part on location. There can be no assurance that current locations will continue to be attractive, as demographic patterns change. It is possible the neighborhood or economic conditions where restaurants are located could decline in the future, thus resulting in potentially reduced sales in those locations.
Government Regulation. The Company and its franchisees are subject to various federal, state, and local laws affecting their business. The development and operation of restaurants depend to a significant extent on the selection and acquisition of suitable sites, which are subject to zoning, land use, environmental, traffic, and other regulations. Restaurant operations are also subject to licensing and regulation by state and local departments relating to health, sanitation and safety standards, federal and state labor laws (including applicable minimum wage requirements, overtime, working and safety conditions, and citizenship requirements), federal and state laws which prohibit discrimination and other laws regulating the design and operation of facilities, such as the Americans with Disabilities Act of 1990. Changes in these laws and regulations, particularly increases in applicable minimum wages, may adversely affect financial results. The operation of the Company’s franchisee system is also subject to regulation enacted by a number of states and rules promulgated by the Federal Trade Commission. The Company cannot predict the effect on its operations, particularly on its relationship with franchisees, of the future enactment of additional legislation regulating the franchise relationship. The Company’s financial results could also be affected by changes in applicable accounting rules.

Growth Plans. The Company plans to increase the number of systemwide Wendy’s, Tim Hortons and Baja Fresh Mexican Grill restaurants open or under construction. There can be no assurance that the Company or its franchisees will be able to achieve growth objectives or that new restaurants opened or acquired will be profitable.
The opening and success of restaurants depends on various factors, including the identification and availability of suitable and economically viable locations, sales levels at existing restaurants, the negotiation of acceptable lease or purchase terms for new locations, permitting and regulatory compliance, the ability to meet construction schedules, the financial and other development capabilities of franchisees, the ability of the Company to hire and train qualified management personnel, and general economic and business conditions.
International Operations. The Company’s business outside of the United States is subject to a number of additional factors, including international economic and political conditions, differing cultures and consumer preferences, currency regulations and fluctuations, diverse government regulations and tax systems, uncertain or differing interpretations of rights and obligations in connection with international franchise agreements and the collection of royalties from international franchisees, the availability and cost of land and construction costs, and the availability of experienced management, appropriate franchisees, and joint venture partners. Although the Company believes it has developed the support structure required for international growth, there is no assurance that such growth will occur or that international operations will be profitable.
Disposition of Restaurants. The disposition of company operated restaurants to new or existing franchisees is part of the Company’s strategy to develop the overall health of the system by acquiring restaurants from, and disposing of restaurants to, franchisees where prudent. The realization of gains from future dispositions of restaurants depends in part on the ability of the Company to complete disposition transactions on acceptable terms.
Transactions to Improve Return on Investment. The sale of real estate previously leased to franchisees is generally part of the program to improve the Company’s return on invested capital. There are various reasons why the program might be unsuccessful, including changes in economic, credit market, real estate market or other conditions, and the ability of the Company to complete sale transactions on acceptable terms and at or near the prices estimated as attainable by the Company.
Joint Venture to Manufacture and Distribute Par-Baked Products for Tim Hortons Restaurants. The success of the joint venture to manufacture and distribute par-baked products for Tim Hortons restaurants could be affected by a number of factors, including many of the factors set forth above. In addition, the realization of expected levels of production efficiencies, and actual product distribution costs and costs incurred to equip Tim Hortons restaurants for par-baked products occurring within expected ranges, could affect actual results.
Mergers, Acquisitions and Other Strategic Transactions. The Company intends to evaluate potential mergers, acquisitions, joint venture investments, alliances, vertical integration opportunities and divestitures as part of its strategic planning initiative. These transactions involve various inherent risks, including accurately assessing the value, future growth potential, strengths, weaknesses, contingent and other liabilities and potential profitability of acquisition candidates; the potential loss of key personnel of an acquired business; the Company’s ability to achieve projected economic and operating synergies; and unanticipated changes in business and economic conditions affecting an acquired business.
Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date thereof. The Company undertakes no obligation to publicly release any revisions to the forward-looking statements contained in this release, or to update them to reflect events or circumstances occurring after the date of this release, or to reflect the occurrence of unanticipated events.

WENDY’S INTERNATIONAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)
(Unaudited)

	Third Quarter Ended
	10/2/2005	9/26/2004	$ Change	% Change
REVENUES
Retail sales	$769,428	$741,053	$28,375	3.8%
Franchise revenues	191,186	172,975	18,211	10.5%

TOTAL REVENUES	960,614	914,028	46,586	5.1%

COSTS & EXPENSES
Cost of sales	513,119	482,796	30,323	6.3%
Company restaurant operating costs	165,913	159,962	5,951	3.7%
Operating costs	43,806	36,783	7,023	19.1%
Depreciation of property & equipment	51,232	46,631	4,601	9.9%
General & administrative expenses	73,703	70,419	3,284	4.7%
Other income	(4,414)	(2,039)	(2,375)	116.5%

TOTAL COSTS & EXPENSES	843,359	794,552	48,807	6.1%

OPERATING INCOME	117,255	119,476	(2,221)	-1.9%

Interest expense	(12,247)	(11,598)	(649)	-5.6%
Interest income	1,907	940	967	102.9%

PRETAX INCOME	106,915	108,818	(1,903)	-1.7%

INCOME TAXES	34,827	39,719	(4,892)	-12.3%

NET INCOME	$72,088	$69,099	$2,989	4.3%

Diluted earnings per common share	$0.61	$0.60	$0.01	1.7%

Diluted shares	117,656	115,151	2,505	2.2%

WENDY’S INTERNATIONAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)
(Unaudited)

	Year-to-Date Ended
	10/2/2005	9/26/2004	$ Change	% Change
REVENUES
Retail sales	$2,264,483	$2,158,242	$106,241	4.9%
Franchise revenues	541,326	499,441	41,885	8.4%

TOTAL REVENUES	2,805,809	2,657,683	148,126	5.6%

COSTS & EXPENSES
Cost of sales	1,506,009	1,400,108	105,901	7.6%
Company restaurant operating costs	498,766	469,957	28,809	6.1%
Operating costs	116,841	108,481	8,360	7.7%
Depreciation of property & equipment	149,583	135,933	13,650	10.0%
General & administrative expenses	222,768	209,958	12,810	6.1%
Other income	(11,949)	(3,402)	(8,547)	251.2%

TOTAL COSTS & EXPENSES	2,482,018	2,321,035	160,983	6.9%

OPERATING INCOME	323,791	336,648	(12,857)	-3.8%

Interest expense	(35,111)	(34,979)	(132)	-0.4%
Interest income	4,431	3,013	1,418	47.1%

PRETAX INCOME	293,111	304,682	(11,571)	-3.8%

INCOME TAXES	99,007	111,209	(12,202)	-11.0%

NET INCOME	$194,104	$193,473	$631	0.3%

Diluted earnings per common share	$1.67	$1.67	($0.00)	0.0%

Diluted shares	116,293	115,903	390	0.3%

WENDY’S INTERNATIONAL, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	October 2,	January 2,
	2005	2005
	(Unaudited)
	(Dollars in thousands)
ASSETS

Current assets
Cash and cash equivalents	$263,883	$176,749
Accounts receivable, net	157,506	127,158
Notes receivable, net	12,263	11,626
Deferred income taxes	24,250	27,280
Inventories and other	63,848	56,010
Advertising fund restricted assets	61,374	60,021
Assets held for disposition	134,846	0

	717,970	458,844

Property and equipment	3,409,091	3,362,158
Accumulated depreciation	(1,093,725)	(1,012,338)

	2,315,366	2,349,820

Notes receivable, net	15,316	12,652

Goodwill	162,484	166,998

Deferred income taxes	8,459	6,772

Intangible assets, net	43,027	41,787

Other assets	163,661	160,671

	$3,426,283	$3,197,544

WENDY’S INTERNATIONAL, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	October 2,	January 2,
	2005	2005
	(Unaudited)
	(Dollars in thousands)
LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities
Accounts payable	$150,074	$197,247
Accrued expenses:
Salaries and wages	43,949	46,971
Taxes	87,189	108,025
Insurance	58,471	53,160
Other	86,063	92,838
Advertising fund restricted liabilities	71,444	60,021
Current portion of long-term obligations	107,486	130,125

	604,676	688,387

Long-term obligations
Term debt	555,786	538,055
Capital leases	58,993	55,552

	614,779	593,607

Deferred income taxes	124,613	109,674
Other long-term liabilities	100,190	90,187

Commitments and contingencies

Shareholders’ equity
Preferred stock, Authorized: 250,000 shares
Common stock, $.10 stated value per share,
Authorized: 200,000,000 shares,
Issued: 123,699,000 and 118,090,000 shares, respectively	12,370	11,809
Capital in excess of stated value	333,407	111,286
Retained earnings	1,848,571	1,700,813
Accumulated other comprehensive income (expense):
Cumulative translation adjustments and other	122,356	102,950
Pension liability	(913)	(913)

	2,315,791	1,925,945

Treasury stock, at cost:
7,681,000 and 5,681,000 shares, respectively	(294,668)	(195,124)
Unearned compensation — restricted stock	(39,098)	(15,132)

	1,982,025	1,715,689

	$3,426,283	$3,197,544

WENDY’S INTERNATIONAL, INC. AND SUBSIDIARIES
REVENUES BY SEGMENT

					Increase (Decrease)
(in thousands):	Third Quarter Ended				From Prior Year
		% of		% of
	October 2, 2005	Total	September 26, 2004	Total	Dollars	Percentage
Retail Sales
Wendy’s	$523,218	68.0%	$532,047	71.8%	($8,829)	-1.7%
Tim Hortons	195,718	25.4%	157,579	21.3%	38,139	24.2%
Developing Brands*	50,492	6.6%	51,427	6.9%	(935)	-1.8%

	$769,428	100.0%	$741,053	100.0%	$28,375	3.8%

Franchise Revenues
Wendy’s	$77,639	40.6%	$78,796	45.6%	($1,157)	-1.5%
Tim Hortons	111,553	58.4%	91,896	53.1%	19,657	21.4%
Developing Brands*	1,994	1.0%	2,283	1.3%	(289)	-12.7%

	$191,186	100.0%	$172,975	100.0%	$18,211	10.5%

Total Revenues
Wendy’s	$600,857	62.5%	$610,843	66.8%	($9,986)	-1.6%
Tim Hortons	307,271	32.0%	249,475	27.3%	57,796	23.2%
Developing Brands*	52,486	5.5%	53,710	5.9%	(1,224)	-2.3%

	$960,614	100.0%	$914,028	100.0%	$46,586	5.1%

*Developing Brands include Baja Fresh and Cafe Express.

					Increase (Decrease)
(in thousands):	Year-to-Date Ended				From Prior Year
		% of		% of
	October 2, 2005	Total	September 26, 2004	Total	Dollars	Percentage
Retail Sales
Wendy’s	$1,575,078	69.5%	$1,581,544	73.3%	($6,466)	-0.4%
Tim Hortons	538,355	23.8%	429,278	19.9%	109,077	25.4%
Developing Brands*	151,050	6.7%	147,420	6.8%	3,630	2.5%

	$2,264,483	100.0%	$2,158,242	100.0%	$106,241	4.9%

Franchise Revenues
Wendy’s	$229,783	42.4%	$229,049	45.9%	$734	0.3%
Tim Hortons	305,300	56.4%	263,433	52.7%	41,867	15.9%
Developing Brands*	6,243	1.2%	6,959	1.4%	(716)	-10.3%

	$541,326	100.0%	$499,441	100.0%	$41,885	8.4%

Total Revenues
Wendy’s	$1,804,861	64.3%	$1,810,593	68.1%	($5,732)	-0.3%
Tim Hortons	843,655	30.1%	692,711	26.1%	150,944	21.8%
Developing Brands*	157,293	5.6%	154,379	5.8%	2,914	1.9%

	$2,805,809	100.0%	$2,657,683	100.0%	$148,126	5.6%

*Developing Brands include Baja Fresh and Cafe Express.

WENDY’S INTERNATIONAL, INC. AND SUBSIDIARIES
OPERATING INCOME BY SEGMENT

(in thousands):	Third Quarter Ended				Change
		% of		% of
	October 2, 2005	Revenues	September 26, 2004	Revenues	Dollars	Percentage
Operating Income (Loss)
Wendy’s	$54,747	9.1%	$70,894	11.6%	($16,147)	-22.8%
Tim Hortons	79,484	25.9%	66,839	26.8%	12,645	18.9%
Developing Brands*	(4,645)	-8.9%	(2,337)	-4.4%	(2,308)	-98.8%

Segment operating income	129,586	13.5%	135,396	14.8%	(5,810)	-4.3%
Corporate charges**	(12,331)	-1.3%	(15,920)	-1.7%	3,589	22.5%

Operating income	$117,255	12.2%	$119,476	13.1%	($2,221)	-1.9%

*	Developing Brands include Baja Fresh and Cafe Express.
**	Corporate charges include certain overhead costs which are not allocated to individual segments.

(in thousands):	Year-to-Date Ended				Change
		% of		% of
	October 2, 2005	Revenues	September 26, 2004	Revenues	Dollars	Percentage
Operating Income (Loss)
Wendy’s	$156,115	8.6%	$209,116	11.5%	($53,001)	-25.3%
Tim Hortons	218,615	25.9%	181,332	26.2%	37,283	20.6%
Developing Brands*	(9,260)	-5.9%	(9,086)	-5.9%	(174)	-1.9%

Segment operating income	365,470	13.0%	381,362	14.3%	(15,892)	-4.2%
Corporate charges**	(41,679)	-1.5%	(44,714)	-1.7%	3,035	6.8%

Operating income	$323,791	11.5%	$336,648	12.7%	($12,857)	-3.8%

*	Developing Brands include Baja Fresh and Cafe Express.
**	Corporate charges include certain overhead costs which are not allocated to individual segments.

WENDY’S INTERNATIONAL, INC. AND SUBSIDIARIES
RATIOS

	As of	As of
	October 2, 2005	September 26, 2004
Debt to Equity	31%	37%
Debt to Total Capitalization	24%	27%

WENDY’S INTERNATIONAL, INC. AND SUBSIDIARIES
SYSTEMWIDE RESTAURANTS

			Increase/		Increase/
	As of	As of	(Decrease)	As of	(Decrease)
	October 2, 2005	July 3, 2005	From Prior Quarter	September 26, 2004	From Prior Year
Wendy’s
U.S.
Company	1,351	1,340	11	1,302	49
Franchise	4,666	4,652	14	4,552	114

	6,017	5,992	25	5,854	163

Canada
Company	159	158	1	150	9
Franchise	226	226	0	223	3

	385	384	1	373	12

Other International
Company	5	5	0	5	0
Franchise	343	346	(3)	340	3

	348	351	(3)	345	3

Total Wendy’s
Company	1,515	1,503	12	1,457	58
Franchise	5,235	5,224	11	5,115	120

	6,750	6,727	23	6,572	178

Tim Hortons
U.S.
Company	65	67	(2)	66	(1)
Franchise	207	197	10	167	40

	272	264	8	233	39

Canada
Company	31	32	(1)	28	3
Franchise	2,498	2,459	39	2,371	127

	2,529	2,491	38	2,399	130

Total Tim Hortons
Company	96	99	(3)	94	2
Franchise	2,705	2,656	49	2,538	167

	2,801	2,755	46	2,632	169

Baja Fresh
U.S.
Company	146	146	0	148	(2)
Franchise	156	157	(1)	157	(1)

Total Baja Fresh	302	303	(1)	305	(3)

Cafe Express
U.S.
Company	19	19	0	18	1

Total Cafe Express	19	19	0	18	1

Total System
Company	1,776	1,767	9	1,717	59
Franchise	8,096	8,037	59	7,810	286

	9,872	9,804	68	9,527	345

WENDY’S INTERNATIONAL, INC.
Income Statement Definitions

Retail Sales	Includes sales from company operated restaurants. Also included are the sales to franchisees from Wendy’s bun baking facilities, and sales to franchisees from Tim Hortons’ coffee roaster and distribution warehouses.

Franchise Revenues	Consists primarily of royalties, rental income and franchise fees. Franchise fees include charges for various costs and expenses related to establishing a franchisee’s business, and include initial equipment packages for the Hortons’ franchises.

Cost of Sales	Includes food, paper and labor costs for restaurants. Also included are the cost of goods sold to franchisees from Wendy’s bun baking facilities, and Tim Hortons’ coffee roaster and distribution warehouses.

Company Restaurant Operating Costs	Consists of all costs necessary to manage and operate restaurants, except cost of sales and depreciation. These include advertising, insurance, maintenance, rent, etc., as well as support costs for personnel directly related to restaurant operations.

Operating Costs	Includes rent expense related to properties leased to franchisees, and cost of equipment sold to franchisees as part of the initiation of the franchise business. Training and other costs necessary to ensure a successful Hortons’ franchise opening and costs to operate and maintain the Tim Hortons’ distribution warehouses, Tim Hortons’ coffee roaster and Wendy’s bun baking facilities are also included in operating costs.

General and Administrative Expenses	Costs that cannot be directly related to generating revenue.

Other Income and Expense	Includes expenses (income) that are not directly derived from the Company’s primary businesses. This includes income from the Company’s investments in joint ventures and other minority investments. Expenses include store closures and other asset write-offs.